Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this amendment No. 1 to registration statement No. 333-150261 of Covidien Ltd. on Form S-4 of our report dated December 13, 2007 (April 14, 2008 as to Note 1, “Basis of Presentation,” and Notes 2, 18, 19 and 21) (which report expresses an unqualified opinion and includes explanatory paragraphs related to a) the fact that certain businesses have been classified as discontinued operations in the consolidated and combined financial statements, b) the fact that prior to the separation of Covidien Ltd. from Tyco International Ltd., the healthcare businesses of Tyco International Ltd. were comprised of the assets and liabilities used in managing and operating the various healthcare businesses of Tyco International Ltd. and include allocations of corporate overhead, other expenses, debt and interest expense from Tyco International which may not be reflective of the actual costs or debt which would have been incurred had the Company operated as a separate entity apart from Tyco International, and to c) the adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan—an amendment of FASB Statements No. 87, 88, 106 and 132(R) in 2007), appearing in the prospectus, which is part of this registration statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

May 14, 2008